Exhibit 99.1

FOR IMMEDIATE RELEASE

SRS Labs Reports Fourth Quarter and Year End 2008 Results

Santa Ana, Calif., Feb. 24, 2008 - SRS Labs, Inc. (NASDAQ: SRSL), the industry leader in surround sound, audio and voice technologies, reported financial results for the fourth quarter and fiscal year ended December 31, 2008. The company has also made available for download a slide presentation of financial data and analysis at http://www.srslabs.com/content.aspx?id=365.

Fourth Quarter 2008 Financial Highlights

•                  Revenue totaled $4.9 million, up 13% year-over-year

•                  Signed new license agreements including Samsung Mobile and BBK Mobile

•                  Repurchased approximately 1.457 million shares of common stock for an aggregate purchase price of approximately $7.5 million

Fourth Quarter 2008 Financial Results

Revenues in the fourth quarter 2008 totaled $4.9 million, an increase of 13% from $4.3 million in the same period a year ago. The improvement was primarily the result of increased revenues associated with the successful penetration of the personal telecommunications segment. As a result of the continued investment in a higher level of marketing and sales executive management; we are now showing an initial return on our investment by having successfully penetrated this important segment with several new agreements. Our focus also continues in other segments, as we seek further expansion of our technology throughout the consumer electronics industry.

During the quarter, we entered into three new significant license agreements, two of which started to generate revenues during the fourth quarter of 2008 and the third is anticipated to begin to generate revenues during the third quarter of 2009 as SRS technologies are integrated into new consumer electronics products.

Operating expenses in the quarter totaled $4.8 million, an increase of 29% from $3.7 million in the same quarter a year ago. Of this quarterly increase from last year, approximately $687,000 related to the company’s investment in strengthening its sales and marketing departments.

For the fourth quarter of 2008, net income was $137,000 or $0.01 per basic and diluted share, versus net income of $1.0 million or $0.06 per basic and diluted share in the fourth quarter of 2007.

Quarter-end cash and cash equivalents and short and long-term investments totaled $39.4 million as of December 31, 2008, as compared to $45.1 million at the end of the fourth quarter of 2007.

Full Year 2008 Financial Results

Net revenues for the year totaled $18.3 million, a decrease of 3% from $18.9 million in 2007. The decrease was primarily attributable to decreased revenues in the personal computer segment due to the previously announced loss of one customer during 2007. During 2008, the company signed several new licensees in the personal computer segment, including Hewlett Packard, NEC and BenQ, which should result in increased revenues in 2009.

Operating expenses for the year totaled $19.1 million, an increase of 25% from $15.3 million in 2007. The increase included approximately $2.6 million related to the company’s investment in strengthening its sales and marketing departments.

For the full year, net income was $271,000 or $0.02 per basic and diluted share, versus a net income of $5.4 million or $0.32 per diluted share in 2007.

Management Commentary

“As with the previous quarter, we have continued to see a positive return on our investment in additional sales, marketing and engineering personnel, as well as new marketing initiatives,” said Thomas C.K. Yuen, SRS Lab’s chairman and CEO. “We made significant progress in the PC and personal telecommunications segments this quarter, the Samsung Mobile license agreement was a major milestone for the company. The agreement represents the first ever exclusive, multi-year agreement for audio and voice enhancement technology with a major market leader in the mobile phone industry. We believe this win raised the bar for premium audio and voice enhancement technologies in the mobile industry.

Yuen added: “Our success this quarter was the result of a clear and consistently implemented strategy focused on transitioning SRS from a technology licensing company into a complete audio solutions provider. Given our current business activity and robust deal pipeline, we remain confident in our projected 25% revenue growth rate in 2009 with continued profitability.  While we plan to leave the previously announced stock repurchase program in place, we will evaluate future stock repurchases on a case by case basis, if appropriate.”

Conference Call
SRS Labs will hold a conference call later today (February 24, 2009) to discuss these fourth quarter and year end 2008 financial results. Chairman and CEO, Thomas C.K. Yuen, and CFO, Ulrich Gottschling, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management’s presentation.

Dial-In Number: 1-866-244-4630

Conference ID#: 1332321

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and instruct you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

Investors can also listen to the conference call live online by accessing the link on the main page of the investor relations section of www.srslabs.com or by using this direct URL: http://tinyurl.com/d4yhhx.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until March 26, 2009:

Toll-free replay number: 1-866-837-8032
Conference ID#: 1332321

About SRS Labs, Inc.
Founded in 1993, SRS Labs is the industry leader in audio signal processing for consumer electronics. Beginning with the audio technologies originally developed at Hughes Aircraft, SRS Labs holds over 150 worldwide patents and is recognized by the industry as the foremost authority in research and application of human auditory principles. Through partnerships with leading global CE companies, semiconductor manufacturers and software partners, SRS audio, surround sound and voice processing technologies have been included in over one billion electronic products sold worldwide including HDTVs, mobile phones, portable media devices, PCs and automotive entertainment. In fact, SRS Labs is the de-facto standard of HDTV audio processing with nine of the top ten name brand flat panel TVs featuring SRS technology. Additionally, SRS Labs surround sound solutions provide the professional broadcast and recording industries with high-performance production, back-haul, storage, and transmission capability. SRS Labs supports manufacturers worldwide with offices in the US, China, Europe, Japan, Korea and Taiwan. For more information, visit www.srslabs.com.

Safe Harbor Statement

This press release includes forward-looking statements that are based on our current expectations, estimates and projections about SRS Labs, Inc., management’s beliefs and certain assumptions made by us, and events beyond our control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our future growth opportunities, expansion and investment plans, operating results and profitability, as well as the stock repurchase program. Forward-looking statements can often be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “likely,” “potential,” “continue,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results or the commitments made by us herein, and they are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to, general economic conditions that may reduce our revenues or harm our business; our ability to obtain new licensing agreements or expand existing licensing agreements; the concentration of our revenues in a limited number of products and through a limited number of customers; the timely development, release and market acceptance of new SRS Labs’ products and technologies; the impact of competitive products, technologies and pricing; the ability of our customers to gain broad market acceptance for products incorporating our technologies and the timing of our customers’ sales and accuracy of royalty reporting which may effect the recognition of revenues; our ability to quickly and cost-effectively respond to technological changes and advancements; intellectual property disputes and the impact of pending litigation; the effectiveness of our expense and cost control and reduction efforts; the market price of our common stock; and specific conditions in the markets we address; and such other factors described in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date they are made. We do not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

Company Contacts:

Ulrich Gottschling

Chief Financial Officer

SRS Labs, Inc.

Tel 949-442-5596

ir@srslabs.com

Matt Glover

Investor Relations

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com

SRS LABS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$31,599,087	$39,615,291
Accounts receivable, net	332,711	1,138,425
Prepaid expenses and other current assets	864,095	893,388
Short-term investments	7,836,000	—
Total Current Assets	40,631,893	41,647,104

Investments available for sale	—	5,451,875
Property and equipment, net	423,921	309,727
Intangible assets, net	2,354,725	2,197,616
Deferred income taxes, net	3,471,421	1,776,202
Total Assets	$46,881,960	$51,382,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$314,382	$529,063
Accrued liabilities	996,268	689,308
Deferred revenue	1,802,024	1,156,836
Total Current Liabilities	3,112,674	2,375,207

Commitments and contingencies

Stockholders’ Equity
Preferred stock—$0.001 par value; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.001 par value; 56,000,000 shares authorized; 14,419,418 and 16,946,377 shares issued; 14,419,418 and 15,778,715 shares outstanding at December 31, 2008 and 2007, respectively	14,420	16,947
Additional paid-in capital	62,639,075	74,143,772
Accumulated other comprehensive loss	—	(48,125)
Accumulated deficit	(18,884,209)	(19,155,096)
Treasury stock at cost, 1,167,662 shares at December 31, 2007	—	(5,950,181)

Total Stockholders’ Equity	43,769,286	49,007,317
Total Liabilities And Stockholders’ Equity	$46,881,960	$51,382,524

SRS LABS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$4,894,114	$4,315,415	$18,332,678	$18,851,940
Cost of sales	55,056	48,201	143,481	164,112

Gross margin	4,839,058	4,267,214	18,189,197	18,687,828

Operating expenses*:
Sales and marketing	2,336,674	1,613,712	9,415,238	6,717,906
Research and development	1,019,659	741,360	3,747,495	3,107,482
General and administrative	1,422,596	1,337,943	5,913,081	5,443,735

Total operating expenses	4,778,929	3,693,015	19,075,814	15,269,123

Operating income (loss)	60,129	574,199	(886,617)	3,418,705
Interest Income	181,503	529,703	1,275,047	2,041,288
Income before income taxes	241,632	1,103,902	388,430	5,459,993
Income taxes	104,311	64,358	117,543	45,558
Net income	$137,321	$1,039,544	$270,887	$5,414,435

Net income per common share:
Basic	$0.01	$0.06	$0.02	$0.34
Diluted	$0.01	$0.06	$0.02	$0.32

Weighted average shares used in the per share calculation:
Basic	15,023,946	16,134,556	15,588,815	16,154,313
Diluted	15,217,760	16,525,411	15,842,336	16,989,839

*Included in Q4 2008 total operating expenses, is stock-based compensation expense of $435,035; $77,003 in sales and marketing, $104,946 in research and development, and $253,086 in general and administrative expenses. Included in Q4 2007 total operating expenses, is stock-based compensation expense of $437,957; $112,477 in sales and marketing, $103,343 in research and development, and $222,137 in general and administrative expenses.